Exhibit 5.1

Charles J. Bair
+1 858 550 6142
cbair@cooley.com

June 5, 2020

Cidara Therapeutics, Inc.
6310 Nancy Ridge Dr #101
San Diego, CA 92121

Ladies and Gentlemen:

We have acted as counsel to Cidara Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended, covering the resale by Mundipharma AG of up to 4,781,408 shares of the Company’s Common Stock, par value $0.0001 per share (the “Shares”).  The Shares were issued by the Company pursuant to that certain Stock Purchase Agreement, dated as of September 3, 2019, between the Company and Mundipharma AG.

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus included therein, the Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, each as currently in effect, and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due execution and delivery of documents by all persons other than the Company where execution and delivery are prerequisites to the effectiveness thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.  We express no opinion as to whether any particular laws other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been  validly issued and are fully paid, and nonassessable.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Charles J. Bair
Charles J. Bair

Cooley LLP   4401 Eastgate Mall   San Diego, CA   92121
t: (858) 550-6000  f: (858) 550-6420  cooley.com